                                                                  EXHIBIT 10.20

                             DISTRIBUTION AGREEMENT

         Agreement made this 26th day of May, 2000, by and between Next Big Star, LLC (hereinafter referred to as "Company"), and Mark Anthony Entertainment, Inc. (hereinafter referred to as "MAE") regarding the licensing of broadcast syndication rights for the television program currently entitled, ED MCMAHON'S NEXT BIG STAR (the "Program").

1. CONTINGENCY ON LAUNCH: The License to MAE shall be contingent on the following:

         (a) that, by no later than September 15, 2000, MAE enters into fully-executed license agreements for the first one-hour special based on the Program (the "First Special") with television stations whose aggregate U.S. Television household DMA coverage is at least Seventy Percent (70%) of all U.S. television households; and,

         (b) such license agreements include stations in the New York, Los Angeles, and Chicago markets.

2. PROGRAM PRODUCTION: If MAE meets the contingencies set forth in Paragraph 1 above, Company agrees to produce the First Special intended for a broadcast window beginning October 16, 2000. The First Special will incorporate the "live" finals of the Next Big Star competition conducted on Company's website: NextBigStar.com (the "Website").

3. SECOND AND THIRD SPECIALS: During the Term of this Agreement, MAE may pre-sell the rights to a second one-hour Program special (the "Second Special") for a broadcast window beginning mid-January, 2001 and a third one-hour Program special (the "Third Special") for a broadcast window beginning mid-April, 2001. However, Company shall be under no obligation to produce the Second Special or the Third Special. If Company elects to produce the Second Special or the Third Special, Company shall so notify MAE and MAE shall distribute such additional Specials under the same terms and conditions herein so long as MAE obtains the minimum clearances for such Specials as detailed in paragraph 1(a)-(b), above. It is expressly understood that Company reserves the right to license the broadcast of the Second Special and the Third Special to a broadcast or cable network and if so, this Agreement shall terminate.

4. PROGRAM DELIVERY: Company agrees to edit and deliver the First Special by satellite in accordance with technical specifications and a delivery schedule mutually agreed to by the parties. Running time on the First Special (including commercial breaks) shall be 58:30 unless otherwise agreed between the parties.

5. COPYRIGHT OWNERSHIP: Company shall own and control in perpetuity the copyright to the Program produced hereunder and shall be responsible for copyright registrations thereof.

6. CREDIT: MAE shall receive appropriate distribution credit, the size and placement of which shall be subject to Company's sole discretion.

7. DISTRIBUTION RIGHTS/STATION LICENSE AGREEMENTS: Subject to the contingencies contained herein, Company grants to MAE exclusively the right to distribute the Program for exhibition on broadcast television stations and station groups in the Territory (hereinafter defined) in the English language. The "Territory" in which MAE can exercise the exclusive license granted herein shall be the fifty states of the United States and the District of Columbia. It is expressly understood that all other rights with respect to the Program are reserved to Company, including but not limited to, foreign rights, cable television, DSS, DBS, pay television, in-flight, all home video, theatrical, non-theatrical, education rights, merchandising, licensing and other ancillary rights; provided, however, Company agrees that no Program episodes or Specials (other than those licensed to MAE hereunder) shall be licensed by Company for exploitation or distribution in any form of television in the Territory during the term hereof, unless the parties mutually agree otherwise.

8. MAE FEES: In consideration of MAE's services rendered hereunder and so long as each Special airs on television stations whose aggregate U.S. Television household DMA coverage is at least Eighty Percent (80%) to Eighty-Five Percent (85%) of all U.S. television households, Company shall pay MAE a flat fee in the amount of twenty-five thousand dollars ($25,000.00) for the First Special payable as follows:

         a.       $10,000.00 payable upon full execution of this Agreement,

         b.       $5,000.00 payable July 1, 2000,

         c.       $5,000.00 payable August 1, 2000, and

         d.       $5,000.00 payable September 1, 2000.

If Company produces the Second Special and/or the Third Special, Company shall pay MAE a flat fee in the amount of twenty-five thousand dollars ($25,000.00) for each such Special produced, according to payment schedules substantially similar to the payment schedule in this paragraph 8 and the same adjustments in paragraph 9 hereunder. MAE's fees hereunder shall be considered "all in" and MAE shall have no other interest in Company's revenues derived from the Program.

9. FEE ADJUSTMENT: If the First Special (or the Second Special or Third Special, if produced) airs on television stations whose aggregate U.S. Television household DMA coverage is Seventy Percent (70%) to Seventy-Nine (79%) of all U.S. television households, MAE's fees shall be reduced to twenty thousand dollars ($20,000.00) for that Special. If the First Special (or the Second or Third Special, if produced) airs on television stations whose aggregate U.S. Television household DMA coverage is Eighty-Six Percent (86%) to ninety Percent (90%) of all U.S. television households, MAE's fees shall be increased to twenty-seven thousand five hundred dollars ($27,500.00) for that Special. If the First Special (or the Second or Third Specials, if produced) airs on television stations whose aggregate U.S. Television household DMA coverage is Ninety (90%) or higher of all U.S. television households, MAE's fees shall be increased to thirty thousand dollars ($30,000.00) for that Special.

10. STATION LICENSES: All station license agreements shall be subject to Company's review and approval. Unless otherwise agreed by Company, all station licenses shall contain a barter split of seven (7) minutes for the local stations and seven (7) minutes for national sale for a grand total of fourteen
(14) commercial minutes per Special. The First Special shall have a broadcast window beginning Monday, October 16, 2000 and a four-(4) week telecast window for syndication from October 16, 2000 through Sunday, November 12, 2000. MAE agrees to give stations a two-week window from October 16, 2000 and to only extend the broadcast window when necessary subject to Company's approval. Subject to the terms of paragraph 3 above, MAE may pre-sell the Second Special and the Third Special to the stations as a package with the First Special.

11.      SPECIFIC UNDERTAKINGS OF MAE:

         a. To develop a sales piece to include all pertinent sales points and show details to be submitted for Company's input and final approval. Also, to develop the program announcement sales piece(s).

         b. MAE shall assume the costs of dubbing of Program sales demos tapes, mailings, phones and faxes as part of its fees paid by Company.

         c. MAE shall also develop the initial press release with Company's input and approval announcing the Specials, and MAE shall service the appropriate industry trade publications.

         d. MAE, at its discretion and in conjunction with Company's salespersons, shall draft initial sponsorship packages, which shall include advertising on both the Website and Program television telecasts.

12. SPECIFIC UNDERTAKINGS OF COMPANY: To be responsible for any advertising sales fees, Nielsen or like measurement, physical satellite distribution, any newly produced sales materials and/or trade ads, the Program sales demo tape, and on-air promos. Company's expenses for such expenses shall be recoupable out of advertising revenues.

13. FORCE MAJEURE: Company shall be released from its obligations hereunder in the event that governmental regulations or conditions arising out of a state of national emergency or war, or causes beyond the control of Company render performance by Company hereunder impossible. The release of obligations under this paragraph shall be limited to a delay in time for Company to meet its obligations for a period not to exceed six (6) weeks, and if there is any failure to meet such obligations after that period, MAE shall have the absolute right to terminate this Agreement upon thirty (30) days notice in writing. Such notice of termination shall become effective if Company does not completely remedy the violation within the same thirty-day period.

14.      NOTICES: All notices to be given to the parties shall be as follows:

If to Company:

                               Next Big Star, LLC
                               5422 Carrier Drive
                                    Suite 201
                             Orlando, Florida 32819

If to MAE:

                        Mark Anthony Entertainment, Inc.
                            1375 Broadway, 21st Floor
                            New York, New York 10018

15. WAIVER, MODIFICATION, ETC.: No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein.

16. NO PARTNERSHIP: This Agreement does not constitute and shall not be construed as constituting an agency, a partnership or joint venture between Company and MAE. Neither party hereto shall hold itself out contrary to the terms of this paragraph, and neither party shall become liable for any representation, act or omission of the other contrary to the provisions hereof. This contract shall not be deemed to give any right or remedy to any third party whatsoever unless said right or remedy is specifically granted by Company in writing to such third party.

17. GOVERNING LAW: This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Florida, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Florida, applicable to contracts entered into and performed entirely therein, venue for any disputes under this Agreement shall be Orange County, Florida.

18. MISCELLANEOUS: This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof. No modification, amendment, waiver, termination or discharge of this Agreement, or of any of the terms or provisions hereof shall be binding upon either party hereto unless confirmed by a written instrument signed by both parties. No waiver by Company or MAE of any term or provision of this contract or of any default hereunder shall affect the other's respective rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default whether or not similar. If any provision of this Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative provision had not been contained herein. Except as otherwise provided in this contract, all rights and remedies herein or otherwise shall be cumulative and none of them shall be in limitation of any other right or remedy. This contract shall not be effective until signed by a duly authorized officer of Company and countersigned by a duly authorized officer of MAE.

ACCEPTED AND AGREED TO:


MARK ANTHONY ENTERTAINMENT, INC.               NEXT BIG STAR, LLC
"MAE"                                          "Company"

By:_____________________________               By:_____________________________

Its:____________________________               Its:____________________________

Dated:__________________________               Dated:__________________________
